Venture Global Reports Fourth Quarter and Full Year 2025 Results

Summary Financial Highlights

	Three months ended December 31,	Year ended December 31,
(in billions)	2025	2025

Revenue	$4.4	$13.8
Income from operations	$1.7	$5.2
Net income[1]	$1.1	$2.3
Consolidated Adjusted EBITDA[2]	$2.0	$6.3

ARLINGTON, Va., March 2, 2026 – Venture Global, Inc. ("Venture Global," "we," or "our") (NYSE: VG) has reported financial results for the quarter and full year ended December 31, 2025. As a reminder, Venture Global will host a conference call for investors and analysts beginning at 9:00 am Eastern Time (ET), March 2, 2026, to discuss fourth quarter and full year results for 2025.

•Full Year ("FY") 2025 key results include:
◦Generated revenue of $13.8 billion (an increase of 177% from FY 2024), income from operations of $5.2 billion (an increase of 192% from FY 2024), net income1 of $2.3 billion (an increase of 53% from FY 2024), and Consolidated Adjusted EBITDA2 of $6.3 billion (an increase of 198% from FY 2024).
◦Exported 380 cargos and sold 1,409 TBtu of liquefied natural gas ("LNG"), a new record for Venture Global, and an increase of 239 cargos and 908 TBtu sold, or 181%, from FY 2024.
◦Reached total assets of $53.4 billion, an increase of $10.0 billion from $43.5 billion as of December 31, 2024.
•Fourth Quarter ("Q4") 2025 key results include:
◦Generated revenue of $4.4 billion (an increase of 192% from Q4 2024), income from operations of $1.7 billion (an increase of 189% from Q4 2024), net income1 of $1.1 billion (an increase of 23% from Q4 2024), and Consolidated Adjusted EBITDA2 of $2.0 billion (an increase of 191% from Q4 2024).
◦Exported 128 cargos and sold 478 TBtu of liquefied natural gas ("LNG"), a new record for Venture Global, and an increase of 95 cargos and 351 TBtu sold, or 275%, from Q4 2024.
•On February 26, 2026, Venture Global and Hanwha Aerospace Co., Ltd. announced the execution of a new, long-term LNG Sales and Purchase Agreement (SPA). Under the SPA, Hanwha will procure 1.5 million tonnes per annum (MTPA) of LNG from Venture Global for 20 years, starting in 2030.
•On March 2, 2026, Venture Global and Trafigura announced the execution of a new, binding agreement for Trafigura to purchase approximately 0.5 MTPA of U.S. LNG from Venture Global for five years commencing in 2026.
•As previously announced during Q4 2025, Venture Global signed four additional LNG SPAs. This brings total new contracted quantities from 2025 to today to ~9.75 MTPA.
•Construction at CP2 Phase I is progressing well, on budget and on track for first production in late 2027. We are progressing the final investment decision (“FID”) process for CP2 Phase II including securing additional long-term SPAs and finalizing construction financing. We continue to anticipate FID in the first half of 2026.
1     Net income as used herein refers to net income attributable to common stockholders on our Consolidated Statements of Operations.
2    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests.

•Other recent key financial milestones achieved during the quarter through today include:
◦Venture Global Plaquemines LNG, LLC closed a $3.0 billion offering of senior secured notes in December 2025 and prepaid $3.2 billion of construction term loan.
◦Venture Global Plaquemines LNG, LLC and Venture Global CP2 LNG, LLC, filed applications with the Federal Energy Regulation Commission (“FERC”) to increase the peak authorized liquefaction capacity of the Plaquemines and CP2 projects to 35 MTPA.
◦Venture Global Plaquemines LNG, LLC and Plaquemines Expansion, LLC filed an application for the permitting and approval of a 31.0 MTPA bolt-on expansion with FERC and the U.S. Department of Energy (“DOE”) for the export authorizations associated with the expansion.
◦Venture Global LNG, Inc. secured a $2.0 billion corporate revolving credit facility with 18 of the world’s leading banks, providing increased liquidity and flexibility.

We continue to progress on construction, commissioning, and assurance testing required in advance of the commercial operation date (“COD”) of our Plaquemines Project. Thanks to a series of innovative mitigations and previously announced incremental expenditures addressing the challenges that arise in the construction and commissioning of a large, complex project, we are pleased to reaffirm that we are targeting Plaquemines Project Phase I COD in Q4 2026 as previously communicated to our customers and Plaquemines Project Phase II COD in mid 2027.

By proactively permitting and incorporating temporary power at the facility, we mitigated delays in power plant construction to facilitate initial start-up of all 36 trains at our Plaquemines Project. In combination with reliable performance of our Calcasieu Project post-COD, our combined facilities are expected to produce 486 - 527 total cargos in 2026. Based on this cargo range and the current forward curves for LNG and natural gas prices, we expect 2026 full year Consolidated Adjusted EBITDA(2) to be $5.20 billion - $5.80 billion.

“At the beginning of 2025, we set a number of ambitious operational targets and I am pleased to be able to say that the team has exceeded every one of those targets in just one year — we shipped 380 cargos, signed eight new 20-year SPA agreements enabling CP2 Phase I FID, and have demonstrated the capability to generate approximately 40% over nameplate at Plaquemines,” said Venture Global CEO Mike Sabel. “We are anticipating an even more productive year in 2026, with exported cargos growing to over 500, securing more mid-term and long-term SPAs as recently announced supporting the FID of CP2 Phase II, and continued optimization of our facilities enabling us to continue to deliver LNG to our diverse portfolio of customers.”

Summary and Review of Financial Results

(in millions, except LNG data)	Three months ended December 31,			Years ended December 31,
	2025	2024	% Change	2025	2024	% Change

Revenue	$4,445	$1,524	192%	$13,769	$4,972	177%
Income from operations	$1,718	$594	189%	$5,156	$1,763	192%
Net income[1]	$1,067	$871	23%	$2,260	$1,475	53%
Consolidated Adjusted EBITDA[2]	$2,001	$688	191%	$6,265	$2,104	198%
LNG volumes exported:
Cargos	128	33	288%	380	141	170%
TBtu	479.2	120.7	297%	1,415.4	508.4	178%
LNG volumes sold (TBtu)	478.3	127.6	275%	1,408.8	500.6	181%

Net income1 for the three months ended December 31, 2025, increased $196 million or 23%, as compared to 2024. This increase was largely driven by higher income from operations of $1.1 billion primarily due to higher LNG sales volumes of $2.3 billion predominantly at the Plaquemines Project as a result of commissioning progress. This increase was partially offset by lower LNG sales prices net of the cost of feed gas of $1.0 billion primarily at the Calcasieu Project after the commencement of LNG sales under its post-COD SPAs in April 2025, non-cash unfavorable changes in interest rates swaps of $476 million and higher interest expense of $330 million. Consolidated Adjusted EBITDA2 for the three months ended December 31, 2025, increased $1.3 billion, or 191%, as compared to 2024 driven primarily by higher LNG sales volumes predominantly as a result of Plaquemines Project commissioning, partially offset by lower LNG sales prices net of the cost of feed gas primarily at the Calcasieu Project.

Net income1 for the year ended December 31, 2025, increased $785 million, or 53%, as compared to 2024. This increase was largely driven by higher income from operations of $3.4 billion primarily due to higher LNG sales volumes of $6.2 billion predominantly at the Plaquemines Project as a result of commissioning progress. This increase was partially offset by lower LNG sales prices net of the cost of feed gas of $1.9 billion primarily at the Calcasieu Project after the commencement of LNG sales under its post-COD SPAs in April 2025, non-cash unfavorable changes in interest rate swaps of $994 million and higher interest expense of $870 million. Consolidated Adjusted EBITDA2 for the year ended December 31, 2025, increased $4.2 billion, or 198%, as compared to 2024 driven primarily by higher LNG sales volumes predominantly as a result of Plaquemines Project commissioning, partially offset by lower LNG sales prices net of the cost of feed gas primarily at the Calcasieu Project.

2026 Outlook

Our guidance for 2026 is as follows:
•Consolidated Adjusted EBITDA guidance for the full year 2026 is $5.20 billion - $5.80 billion, including $1.15 billion - $1.25 billion in Q1 2026, reflecting impacts from Winter Storm Fern and margin compression in the first quarter.
◦As noted in previous quarters, changes in natural gas prices, both domestic and international, could impact Consolidated Adjusted EBITDA guidance. The spread between domestic and international prices for gas and LNG was compressed in January and February 2026 but has now stabilized at higher levels. Consequently, we assume a fixed liquefaction fee range of $5.00/MMBtu - $6.00/MMBtu for our remaining unsold cargos in 2026 in support of our guidance, reflecting market forward prices and recently executed cargo sales.
◦+/- $1.00/MMBtu change in fixed liquefaction fees will impact our full year 2026 Consolidated Adjusted EBITDA by $575 million - $625 million.
1    Net income as used herein refers to net income attributable to common stockholders on our Consolidated Statements of Operations.
2    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to Net income, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests. For 2026, the non-controlling interest share of Consolidated Adjusted EBITDA is projected to be $160 million - $180 million.

•We expect to export 145 - 156 cargos from the Calcasieu Project and 341 - 371 cargos from the Plaquemines Project in 2026.
•We continue to anticipate Plaquemines Project Phase 1 COD in Q4 2026 following the conclusion of commissioning and assurance testing and any required remediation or rectification work.

We do not provide a reconciliation of forward-looking amounts of Consolidated Adjusted EBITDA to Net income1, the most directly comparable financial measure prepared and presented in accordance with GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Many of the adjustments and exclusions used to calculate the projected Consolidated Adjusted EBITDA may vary significantly based on actual events, so we are not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of these projected amounts. The amounts of these adjustments may be material and, therefore, could result in the GAAP measure being materially different from (including materially less than) the projected non-GAAP measures. The guidance in this press release is only effective as of the date it is given and will not be updated or afﬁrmed unless and until we publicly announce updated or afﬁrmed guidance.

Webcast and Conference Call Information

Venture Global will host a conference call to discuss fourth quarter and full year results for 2025 and provide guidance for the fiscal year 2026 at 9:00 am Eastern Time (ET) on March 2, 2026. The live webcast of Venture Global’s earnings conference call can be accessed at our website at www.ventureglobal.com along with the earnings press release, financial tables, and slide presentation. After the conclusion of the webcast, a replay will be made available on the Venture Global website.

About Venture Global

Venture Global is an American producer and exporter of low-cost U.S. liquefied natural gas (LNG) with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. The company’s first three projects, Calcasieu Pass, Plaquemines LNG, and CP2 LNG, are located in Louisiana along the Gulf of America. Venture Global is developing Carbon Capture and Sequestration projects at each of its LNG facilities.

Forward-Looking Statements

This press release contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included herein are “forward-looking statements.” In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, expectations regarding the development, construction, commissioning and completion of our projects, expectations regarding sales of LNG cargos, estimates of the cost of our projects and schedule to construct and commission our projects, our anticipated growth strategies and anticipated trends impacting our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including: our potential inability to maintain profitability, maintain positive operating cash flow and ensure adequate liquidity in the future, including as a result of the significant uncertainty in our ability to generate proceeds and the amount of proceeds that will regularly be received from sales of uncontracted commissioning cargos and excess cargos due to volatility and variability in the LNG markets; our need for significant additional capital to construct and complete projects, including some of our existing projects, future projects, potential bolt-on expansions and related assets, and our potential
1    Net income as used herein refers to net income attributable to common stockholders on our Consolidated Statements of Operations.

inability to secure such financing on acceptable terms, or at all; our potential inability to construct or operate all of our proposed LNG facilities or pipelines or any additional LNG facilities or pipelines beyond those currently planned, including any of the bolt-on expansion opportunities which we have identified, and to produce LNG in excess of our nameplate capacity, which could limit our growth prospects, including as a result of delays in obtaining regulatory approvals or inability to obtain requisite regulatory approvals to complete construction during our estimated development periods; significant operational risks related to our natural gas liquefaction and export projects, including the our existing projects and any potential bolt-on expansions, any future projects we develop, our pipelines, our LNG tankers, and our regasification terminal usage rights; our potential inability to accurately estimate costs for our projects, and the risk that the construction and operations of natural gas pipelines and pipeline connections for our projects suffer cost overruns and delays related to obtaining regulatory approvals, development risks, labor costs, unavailability of skilled workers, operational hazards and other risks; the uncertainty regarding the future of international trade agreements and the United States’ position on international trade, including the effects of tariffs; our current and potential involvement in disputes and legal proceedings, including the arbitrations and other proceedings currently pending against us and the possibility and magnitude of negative outcomes in any such dispute or proceeding and the potential impact thereof on our results of operations, liquidity and our existing contracts; our potential inability to enter into the necessary contracts to construct our projects, or any potential bolt-on expansion, on a timely basis or on terms that are acceptable to us; our potential inability to enter into Contracted SPAs with customers for, or to otherwise sell, an adequate portion of the total expected nameplate capacity at our projects, or any potential bolt-on expansion, or any future projects we develop; our dependence on our EPC contractors and suppliers for the successful completion of our projects and delivery of our LNG tankers, including the potential inability of our contractors to perform their obligations under their contracts; various economic and political factors, including opposition by environmental or other public interest groups, or the lack of local government and community support required for our projects, which could negatively affect the permitting status, timing or overall development, construction and operation of our projects; the effects of FERC regulation on our interstate natural gas pipelines and their FERC gas tariffs; the risk that the natural gas liquefaction system and mid-scale design we utilize at our projects will not achieve the level of performance or other benefits that we anticipate; potential additional risks arising from the duration of and the phased commissioning start-up of our projects; the potential risk that our customers or we may terminate our SPAs if certain conditions are not met or for other reasons; potential decreases in the price of natural gas and its related impact on our ability to pay the cost of gas transportation, the payment of a premium by us for feed gas relative to the contractual price we charge our customers, or other impacts to the price of natural gas resulting from inflationary pressures; the potential negative impacts of seasonal fluctuations on our business; the risks related to the development and/or contracting for additional gas transportation capacity to support the operation and expansion capacity of our LNG projects; the risks related to the management and operation of our LNG tanker fleet and our future regasification terminal usage rights; the potential effects of existing and future environmental and similar laws and governmental regulations on compliance costs, operating and/or construction costs and restrictions; our potential inability to obtain, maintain or comply with necessary permits or approvals from governmental and regulatory agencies on which the construction of our projects depends, including as a result of opposition by environmental and other public interest groups; our indebtedness levels, and the fact that we may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness. For more information on these and other factors that could cause our results to differ materially from expected results, please refer to the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2025. In addition, please note that the date of this press release is March 2, 2026, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Contacts

Investors:
Ben Nolan
IR@ventureglobalLNG.com

Media:
Shaylyn Hynes
press@ventureglobalLNG.com

VENTURE GLOBAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share information)

	Three months ended December 31,(1)		Years ended December 31,
	2025	2024	2025	2024

REVENUE	$4,445	$1,524	$13,769	$4,972

OPERATING EXPENSE
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,054	414	5,920	1,351
Operating and maintenance expense	261	211	975	589
General and administrative expense	120	88	433	312
Development expense	52	124	344	635
Depreciation and amortization	240	93	941	322
Total operating expense	2,727	930	8,613	3,209

INCOME FROM OPERATIONS	1,718	594	5,156	1,763

OTHER INCOME (EXPENSE)
Interest income	30	57	151	244
Interest expense, net	(447)	(117)	(1,454)	(584)
Gain (loss) on interest rate swaps	228	704	(220)	774
Loss on financing transactions	(63)	—	(267)	(14)
Gain (loss) on foreign currency transactions	1	—	(3)	—
Total other income (expense)	(251)	644	(1,793)	420

INCOME BEFORE INCOME TAX EXPENSE	1,467	1,238	3,363	2,183
Income tax expense	276	248	630	437
NET INCOME	1,191	990	2,733	1,746

Less: Net income attributable to redeemable stock of subsidiary	46	37	167	144
Less: Net income attributable to non-controlling interests	10	15	36	59
Less: Dividends on VGLNG Series A Preferred Shares	68	67	270	68
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,067	$871	$2,260	$1,475

BASIC EARNINGS PER SHARE
Net income attributable to common stockholders per share—basic	$0.44	$0.37	$0.93	$0.63
Weighted average number of shares of common stock outstanding—basic	2,451	2,350	2,426	2,350

DILUTED EARNINGS PER SHARE
Net income attributable to common stockholders per share—diluted	$0.41	$0.33	$0.86	$0.57
Weighted average number of shares of common stock outstanding—diluted	2,624	2,610	2,635	2,585

____________
(1) Unaudited

VENTURE GLOBAL, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share information)

	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$2,355	$3,608
Restricted cash	195	169
Accounts receivable	918	364
Inventory, net	253	171
Derivative assets	65	154
Prepaid expenses and other current assets	254	93
Total current assets	4,040	4,559
Property, plant and equipment, net	46,588	34,675
Right-of-use assets	737	602
Noncurrent restricted cash	875	837
Deferred financing costs	543	384
Noncurrent derivative assets	216	1,482
Other noncurrent assets	447	952
TOTAL ASSETS	$53,446	$43,491

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$737	$1,536
Accrued and other liabilities	2,795	1,816
Current portion of long-term debt, net	812	190
Total current liabilities	4,344	3,542
Long-term debt, net	33,393	29,086
Noncurrent operating lease liabilities	696	536
Deferred tax liabilities, net	2,320	1,637
Other noncurrent liabilities	697	794
Total liabilities	41,450	35,595

Redeemable stock of subsidiary	1,696	1,529
Equity
Venture Global, Inc. stockholders' equity
Class A common stock, par value $0.01 per share (488 million and 2,350 million shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively)	4	23
Class B common stock, par value $0.01 per share (1,969 million and 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively)	20	—
Additional paid in capital	2,238	512
Retained earnings	4,720	2,611
Accumulated other comprehensive loss	(239)	(249)
Total Venture Global, Inc. stockholders' equity	6,743	2,897
Non-controlling interests	3,557	3,470
Total equity	10,300	6,367
TOTAL LIABILITIES AND EQUITY	$53,446	$43,491

Reconciliation of Non-GAAP Measures

This earnings release contains references to Consolidated Adjusted EBITDA, which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

We believe Consolidated Adjusted EBITDA provides investors and other users of our consolidated financial statements with useful supplemental information to evaluate the financial performance of our business on an unleveraged basis, to enable comparison of our operating performance across periods. Consolidated Adjusted EBITDA also allows investors and other users of our financial statements to evaluate our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

We define Consolidated Adjusted EBITDA as net income attributable to common stockholders of Venture Global Inc., as determined in accordance with GAAP, adjusted to exclude net income attributable to non-controlling interests, income taxes, gain/loss on interest rate swaps, gain/loss on financing transactions, interest expense, net of capitalized interest, interest income, depreciation and amortization, stock-based compensation expense, gain/loss from changes in the fair value of forward natural gas supply contracts, and gain/loss from changes in exchange rates on foreign currency transactions. We believe the exclusion of these items enables investors and other users of our consolidated financial statements to assess our sequential and year-over-year performance and operating trends on a more comparable basis.

Consolidated Adjusted EBITDA has material limitations as an analytical tool and should be viewed as a supplement to and not a substitute for measures of performance, financial results and cash flow from operations calculated in accordance with GAAP. For example, Consolidated Adjusted EBITDA excludes certain recurring, non-cash charges such as stock-based compensation expense and gain/loss from changes in the fair value of forward natural gas supply contracts, and does not reflect changes in, or cash requirements for, our working capital needs. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Consolidated Adjusted EBITDA does not reflect cash requirements for such replacements. Other companies, including companies in our industry, may also calculate Consolidated Adjusted EBITDA differently, which may limit its usefulness as a comparative measure.

The following table reconciles our Consolidated Adjusted EBITDA for the three and twelve months ended December 31, 2025 and 2024 (in millions) to net income attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP:

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,067	$871	$2,260	$1,475
Net income attributable to non-controlling interests	124	119	473	271
Income tax expense	276	248	630	437
(Gain) loss on foreign currency transactions	(1)	—	3	—
Loss on financing transactions	63	—	267	14
(Gain) loss on interest rate swaps	(228)	(704)	220	(774)
Interest expense, net	447	117	1,454	584
Interest income	(30)	(57)	(151)	(244)
INCOME FROM OPERATIONS	$1,718	$594	$5,156	$1,763
Depreciation and amortization	240	93	941	322
Stock based compensation expense	12	4	46	22
(Gain) loss from changes in fair value of other derivatives[1]	31	(3)	122	(3)
Consolidated Adjusted EBITDA	$2,001	$688	$6,265	$2,104

1 Change in fair value of forward natural gas supply contracts.